Exhibit 99.1

CONTACT:	William Koziel
(847) 597-8803

Così, Inc. Reports 2013 Third Quarter Results

DEERFIELD, IL – November 14, 2013 – Così, Inc. (NASDAQ: COSI), the fast casual restaurant company, today reported a net loss for the third quarter ended September 30, 2013 of $(2,455,000), or $(0.14) per basic and diluted common share, compared with a net loss of $(1,354,000), or $(0.08) per basic and diluted common share, reported for the 2012 third quarter.  The calculated net loss per share for both quarters reflects the impact of the reverse stock split that was effected on May 9, 2013.

Così’s total revenues for the 2013 third quarter decreased by $2,947,000 to $21,412,000 from $24,359,000 in the 2012 third quarter.  Company-owned net restaurant sales decreased by $3,018,000 to $20,602,000 from $23,620,000 in the 2012 third quarter. Franchise fees and royalty revenues for the quarter contributed $810,000 compared to $739,000 in the 2012 third quarter.  The decline in revenues compared to last year’s third quarter was due primarily to the closure of seven Company-owned and seven franchise locations during and subsequent to the third quarter of 2012 as well as the decline in comparable Company-owned store sales.

System-wide comparable restaurant sales for the third quarter as measured for restaurants in operation for more than 15 months recorded an aggregate decline of 3.6% as compared to the third quarter of 2012.  The breakdown in comparable sales between Company-owned and franchise-operated restaurants are as follows:

For the 13 weeks ended
September 30, 2013
Company-owned	(4.8%)
Franchise-operated	(1.9%)
Total System	(3.6%)

“Sales continued to decline in the quarter despite our efforts to improve customer service and enhance operational practices in our stores.  We are working diligently to reverse this trend and are acutely aware that the viability of our business is dependent on the speed and effectiveness of our efforts,” said Stephen Edwards, Così's President and Chief Executive Officer.

2013 Third Quarter Financial Performance Review

Così’s aforementioned $3,018,000 decrease in third quarter Company-owned net sales as compared to the 2012 third quarter was due primarily to a $1,983,000 decline in net sales from seven locations closed during and subsequent to the third quarter of 2012 as well as a 4.8% decrease in comparable restaurant net sales.  The decrease in Company-owned comparable net sales during the quarter was comprised of a 6.1% decrease in traffic partially offset by a 1.3% increase in average guest check.

For the third quarter, Così reported a 770 basis point increase in costs and expenses related to Company-owned restaurant operations as a percentage of restaurant net sales compared with the third quarter of 2012. The change resulted from increases of 350, 260 and 160 basis points, as a percentage of net sales, in labor and related benefits expense, occupancy and other restaurant operating expenses and the cost of food and beverage, respectively.  The increase in labor and related benefits expense as a percentage of net sales was due largely to the deployment of additional hourly labor to enhance guest service and improve speed of service as well as the deleveraging impact of the comparable restaurant net sales decline on the fixed portion of labor costs in the period.  Also impacting our labor and related benefits expense for the quarter was an increase in employee health care costs.  The increase in the cost of occupancy and other restaurant operating expenses was due to the deleveraging impact of the comparable restaurant net sales decline on the fixed portion of occupancy costs as well as higher costs for repairs and maintenance of existing Company restaurants.  The increase in the cost of food and beverage as a percentage of net sales was largely due to a sales mix shift to menu items that have a higher cost as a percentage of net sales, the impact of the launch of the new bowl category this year which has a higher than average cost of goods when compared to the other entrée categories transaction and a year over year decline in beverage sales.

During the third quarter of 2013, the Company’s general and administrative expenses decreased by $421,000, to $2,565,000 or 12.0% of total revenues from $2,986,000 or 12.6% of total revenues in the 2012 third quarter due primarily to labor savings resulting from an administrative headcount reduction in the second quarter of 2013.

Così reported that as of September 30, 2013 it had cash and cash equivalents of $8,252,000 and virtually no debt other than lease obligations.

About Così, Inc.
Così® (http://www.getcosi.com) is a national fast casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così’s warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 71 Company-owned and 52 franchise restaurants operating in sixteen states, the District of Columbia, the United Arab Emirates, and Costa Rica. The Così® vision is to become America's favorite fast casual restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, bowls, breakfast wraps, melts, soups, Così® Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

“Così,” “(Sun & Moon Design)” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2013 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages and interruptions; labor shortages or increased labor costs; changes in demographic trends and consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, produce, or other foods or the effects of food-borne illnesses, such as E. coli, “mad cow disease” and avian influenza or “bird flu”; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; expansion into new markets including foreign markets; our ability to attract and retain qualified franchisees and our franchisees’ ability to open restaurants on a timely basis; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required government approvals and permits; our ability to create customer awareness of our restaurants in new markets; the reliability of our customer and market studies; cost effective and timely planning, design and build out of restaurants; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; market saturation due to new restaurant openings; inadequate protection of our intellectual property; our ability to obtain additional capital and financing; adverse weather conditions which impact customer traffic at our restaurants; and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

Cosi, Inc.
Consolidated Balance Sheets
As of September 30, 2013 and December 31, 2012
(dollars in thousands)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$8,252	$15,417
Accounts receivable, net	635	1,235
Notes receivable, current portion	590	462
Inventories	864	893
Prepaid expenses and other current assets	485	1,620
Total current assets	10,826	19,627

Furniture and fixtures, equipment and leasehold improvements, net	8,777	9,900
Notes receivable, net of current portion	406	573
Other assets	1,167	1,093
Total assets	$21,176	$31,193

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,602	$2,886
Accrued expenses	7,237	9,447
Deferred franchise revenue	44	61
Current portion of other long-term liabilities	154	140
Total current liabilities	10,037	12,534

Deferred franchise revenue	1,923	1,923
Other long-term liabilities, net of current portion	2,451	2,701
Total liabilities	14,411	17,158

Commitments and contingencies

Stockholders' equity:
Common stock - $.01 par value; 25,000,000 shares authorized,
18,096,107 and 18,278,308 shares issued, respectively	181	183
Additional paid-in capital	297,114	297,051
Treasury stock, 59,886 shares at cost	(1,198)	(1,198)
Accumulated deficit	(289,332)	(282,001)
Total stockholders' equity	6,765	14,035
Total liabilities and stockholders' equity	$21,176	$31,193

The accompanying notes are an intergral part of these consolidated financial statements.

Cosi, Inc.
Consolidated Statements of Operations and Comprehensive Loss
For the Three and Nine Months Ended September 30, 2013 and October 1, 2012
(dollars in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Restaurant net sales	$20,602	$23,620	$64,112	$72,863
Franchise fees and royalties	810	739	2,269	2,477
Total revenues	21,412	24,359	66,381	75,340

Costs and expenses:
Cost of food and beverage	5,177	5,559	15,900	16,934
Restaurant labor and related benefits	8,172	8,547	24,480	25,949
Occupancy and other restaurant operating expenses	7,231	7,670	21,900	23,311
	20,580	21,776	62,280	66,194
General and administrative expenses	2,565	2,986	8,463	8,694
Depreciation and amortization	674	894	2,094	2,794
Restaurant pre-openinig expenses	18	-	29	-
Provision for losses on asset impairments and disposals	5	10	699	37
Lease termination expense and closed store costs	34	56	181	54
Total costs and expenses	23,876	25,722	73,746	77,773

Operating loss	(2,464)	(1,363)	(7,365)	(2,433)

Other income	9	9	34	28

Net loss and comprehensive loss	$(2,455)	$(1,354)	$(7,331)	$(2,405)

Per Share Data:
Loss per share, basic and diluted	$(0.14)	$(0.08)	$(0.41)	$(0.17)

Weighted average shares outstanding:	18,012,465	17,124,303	17,983,620	14,296,543

The accompanying notes are an integral part of these consolidated financial statements.

Cosi, Inc.
Results of Operations as a Percent of Sales

	Three Months Ended				Nine Months Ended
	September 30, 2013		October 1, 2012		September 30, 2013		October 1, 2012

Revenues:
Restaurant net sales	96.2%		97.0%		96.6%		96.7%
Franchise fees and royalties	3.8		3.0		3.4		3.3
Total revenue	100.0		100.0		100.0		100.0
Cost and expenses:
Cost of food and beverage (1)	25.1		23.5		24.8		23.2
Restaurant labor and related benefits (1)	39.7		36.2		38.2		35.6
Occupancy and other restaurant operating expenses (1)	35.1		32.5		34.1		32.0
	99.9		92.2		97.1		90.8
General and administrative expenses	12.0		12.3		12.7		11.5
Depreciation and amortization	3.1		3.7		3.2		3.7
Restaurant pre-opening expenses	0.1		-		-		-
Provision for losses on asset impairments and disposals	-		-		1.1		-
Lease termination expense and closed store costs	0.2		0.2		0.3		0.1
Total costs and expenses	111.5		105.6		111.1		103.2
Operating loss	(11.5)		(5.6)		(11.1)		(3.2)
Other income	-		-		0.1		-
Net loss and comprehensive loss	(11.5	) %	(5.6	) %	(11.0	) %	(3.2	) %

(1)These are expressed as a percentage of restaurant net sales versus all other items expressed as a percentage of total revenues

Cosi, Inc.
System-wide Restaurants
	For the Three Months Ended
	September 30, 2013			October 1, 2012
	Company-Owned	Franchise	Total	Company-Owned	Franchise	Total

Restaurants at beginning of period	74	50	124	79	54	133
New restaurants opened	-	3	3	-	-	-
Restaurants permanently closed	2	2	4	2	2	4
Restaurants at end of period	72	51	123	77	52	129

	For the Nine Months Ended
	September 30, 2013			October 1, 2012
	Company-Owned	Franchise	Total	Company-Owned	Franchise	Total

Restaurants at beginning of period	75	50	125	80	56	136
New restaurants opened	-	3	3	-	1	1
Restaurants permanently closed	3	2	5	3	5	8
Restaurants at end of period	72	51	123	77	52	129